Exhibit 10.23
IDEXX Laboratories, Inc.
EXECUTIVE DEFERRED COMPENSATION PLAN
Restated Effective as of January 1, 2008
The Executive Deferred Compensation Plan of IDEXX Laboratories, Inc. (the “Plan”) was initially established effective September 1, 2003 to provide a vehicle for the deferral of taxable income. The Plan is intended to be an “unfunded” plan maintained for the purpose of providing deferred compensation to a select group of management employees for purposes of Title I of the Employee Retirement Income Security Act of 1974. The Plan was amended and restated in its entirety, effective January 1, 2005, primarily for the purpose of complying with the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and Proposed Regulations §§1.409A-1 et seq., and the Company operated the Plan in good faith compliance with Code Section 409A and the restated Plan document since that time. The Plan is now amended and restated in its entirety, effective January 1, 2008, for the purpose of continuing compliance with Section 409A of the Code and Final Regulations §§1.409A-1 et seq.
ARTICLE I
DEFINITIONS
Unless the context otherwise requires, the following words and phrases as used herein shall have the following meanings:
Section 1.1 “ACCOUNT” means the bookkeeping Accounts maintained for a Participant to which Deferrals, and any earnings thereon, are credited.
Section 1.2 “BENEFICIARY” means the person that the Participant designates to receive any unpaid portion of the Participant’s Account balance should the Participant’s death occur before the Participant receives the entire Account balance. If the Participant does not designate a beneficiary, his Beneficiary shall be his spouse if he is married at the time of his death, or his estate if he is unmarried at the time of his death.
Section 1.3 “CODE” means the Internal Revenue Code of 1986, as amended.
Section 1.4 “COMPANY” means IDEXX Laboratories, Inc. and any subsidiary designated as a participating entity by the Plan Administrator.
Section 1.5 “COMPENSATION” means Salary and Other Compensation paid to or earned by a Participant.
Section 1.6 “CHANGE IN CONTROL” means, solely for purposes of this Plan, the occurrence of one or more of the following events with respect to the Company:
(a) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership, directly or indirectly, of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or
(b) Individuals constituting a majority of the members of the Company’s Board of Directors are replaced during any 12-month period by new directors whose appointment or election is not approved by a majority of the members of the Company’s Board of Directors serving immediately before the appointment or election of any such new directors; or
(c) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of determining whether a Change in Control has occurred, the term “person” shall have the meaning given in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the term “beneficial owner” shall have the meaning given in Rule 13d-3 under the Exchange Act.
Section 1.7 “DEFERRALS” means amounts deferred under the Plan pursuant to Article III and allocated to a Participant’s Investment Accounts. No money or other assets will actually be contributed to such Investment Accounts.
Section 1.8 “DEFERRED STOCK UNIT” means a notional interest in one share of IDEXX Stock. Each Deferred Stock Unit shall be equivalent in value to one share of IDEXX Stock and shall be subject to the terms of the 2003 Stock Incentive Plan.
Section 1.9 “DISABLED” means that a Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
Section 1.10 “EFFECTIVE DATE” means the effective date of this restated plan document, generally January 1, 2008.
Section 1.11 “EMPLOYEE” means an individual who is employed by the Company.
Section 1.12 “EXECUTIVE” means any Company Employee at the level of Director, Senior Director, Vice President, or Corporate Officer.
Section 1.13 “IDEXX STOCK” means Common Stock of IDEXX Laboratories, Inc.
Section 1.14 “IDEXX STOCK INVESTMENT ACCOUNT” means an Investment Account in which deferred amounts are valued as if they were invested in IDEXX Stock.
Section 1.15 “INVESTMENT ACCOUNT” means a book accounting record, maintained for each Participant, valued in accordance with the performance of the investment choice in which the deferred amounts are notionally invested. No funds are actually contributed to an Investment Account and there are no assets in any Investment Account.
Section 1.16 “OFFICER” means a corporate officer of the Company.
Section 1.17 “OTHER COMPENSATION” means any annual bonus compensation paid to a Participant by the Company. The Plan Administrator shall determine whether a particular form of bonus compensation shall be subject to deferral elections under the Plan.
Section 1.18 “PARTICIPANT” means any Executive participating in the Plan.
Section 1.19 “PLAN” means this Deferred Compensation Plan, as it may be amended from time to time.
Section 1.20 “PLAN ADMINISTRATOR” means the Vice President — Human Resources of IDEXX Laboratories, Inc. or any person serving in a similar capacity or any person or entity designated by such person.

Section 1.21 “PLAN YEAR” means the 12-month period beginning January 1 and ending December 31.
Section 1.22 “SALARY” means the gross regular bi-weekly base wage paid to or earned by a Participant in exchange for services to the Company.
Section 1.23 “SEPARATION FROM SERVICE” means the complete discontinuation of the provision of any significant services by the Executive to the Company in any capacity. For purposes of determining whether a Separation from Service has occurred, the Company shall apply the principles set forth in Treasury Regulations § 1.409A-1(h)(1). Without limiting the foregoing, the Executive will be considered to be providing only insignificant services to the Company (even if he continues to provide some services) if he or she provides no more than 20% of the services he or she provided during his or her period of regular full time employment.
Section 1.24 “SPECIFIED EMPLOYEE” means an Executive who is a “key employee” of the Company, within the meaning of Code Section 409A(a)(2)(B). The Plan Administrator shall identify Specified Employees with respect to each Plan Year in accordance with the procedure described in Treasury Regulations § 1.409A-1(i).
Section 1.25 “UNFORESEEABLE EMERGENCY” means a severe financial hardship to the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
Section 2.1 ELIGIBILITY. An Executive shall be eligible to become a participant in the Plan as of his or her first day of employment with the Company or, if later, the date on which he or she commences employment in an eligible position. An Executive shall cease to be eligible to defer Compensation under the Plan if he or she shall cease to occupy an eligible position.
Section 2.2 PARTICIPATION. An Executive may become a Participant in the Plan effective as of the first pay period beginning after delivery to the Plan Administrator (or its designee) of a completed deferral election in the form prescribed by the Plan Administrator. Each Executive shall remain a Participant under the Plan until all amounts credited to the Participant’s Account have been distributed to the Participant or the Participant’s Beneficiary.
ARTICLE III
DEFERRALS; VESTING
Section 3.1 DEFERRAL ELECTIONS
(a) A Participant may elect to defer receipt of Salary and/or Other Compensation, as and to the extent such deferral opportunities are made available under the Plan by the Plan Administrator, for a Plan Year by completing and returning to the Plan Administrator (or his or her designee) a written election on the form prescribed by the Plan Administrator. Except as provided below, a Participant’s election shall be made between December 1 and December 31 of the year immediately preceding the year in which such Salary and/or Other Compensation will be earned, and shall become irrevocable with respect to a Plan Year as of December 31 of such preceding year.
(b) An Executive who shall first become eligible to participate in the Plan or any similar non-qualified deferred compensation plan of the Company after the time specified for making the deferral election under the Plan for the Plan Year as provided in 3.1(a) above, may, within 30 days after his or her initial eligibility date, elect to defer receipt of Salary and/or Other Compensation earned during the remainder of such Plan Year. An Executive’s election under this paragraph shall apply only to Salary and/or Other Compensation earned with respect to services provided after his or her initial eligibility date. An Executive shall not be permitted to make an election under this paragraph if he or she was eligible to participate in the Plan or any similar non-qualified deferred compensation plan of the Company within the 24 month period prior to the beginning of the 30 day election period.

(c) A Participant shall elect the form and timing of his or her benefit distribution at the time at which such Participant makes a deferral election under this Section with respect to any Plan Year.
(d) A Participant’s deferral election shall remain in effect until the date on which such Participant ceases to be an Executive or until he or she modifies such election on a prospective basis with respect to a subsequent Plan Year (in accordance with the requirements of subsection (a) above and any applicable procedures prescribed by the Plan Administrator). Notwithstanding the foregoing, the deferral election of a Participant who shall receive a distribution from the Plan on account of an Unforeseeable Emergency shall be canceled for the remainder of the Plan Year, as soon as administratively practicable following the approval of such distribution, and may not resume unless and until the Participant shall make a new deferral election for a future Plan Year.
SECTION 3.2 VESTING. A Participant’s interest in the amounts deferred under the Plan, and any notional earnings thereon, shall be fully vested and nonforfeitable at all times.
ARTICLE IV
INVESTMENT ACCOUNTS AND DISTRIBUTIONS
Section 4.1 INVESTMENT ACCOUNTS. The Plan Administrator shall designate the Investment Accounts that will be available to Participants under the Plan from time to time. The Plan Administrator shall also designate how often and what procedures must be followed to reallocate amounts in the Investment Accounts. The Company shall credit a Participant’s deferrals to the Investment Accounts selected by the Participant. All amounts credited to the IDEXX Stock Investment Account shall be converted into Deferred Stock Units, each representing a notional interest in one share of IDEXX Stock. The number of Deferred Stock Units credited to a Participant’s account with respect to a deferral shall be determined by dividing the amount of the deferral by the closing price of one share of IDEXX Stock on the conversion date established by the Plan Administrator with respect to any deferral period, which conversion date shall not be later than 30 days after the end of the deferral period.
Section 4.2 DISTRIBUTIONS.
(a) In general, distributions of amounts credited to the Participant’s Investment Accounts shall be paid in cash. However, Deferred Stock Units held in a Participant’s IDEXX Stock Investment Account shall be distributed in the form of shares of IDEXX Stock equal to the number of Deferred Stock Units held in the Participant’s Account as of the close of business on the last trading day prior to the event with respect to which the distribution is made.
(b) Benefits under the Plan shall be distributed to a Participant in a single lump sum or pursuant to a fixed schedule of payments at the time(s), or upon the event or events, specified on the Participant’s distribution election form on file with the Plan Administrator. For purposes of applying the provisions of this paragraph, if an installment form of distribution shall be made available by the Plan Administrator, such form of distribution shall be treated as an entitlement to receive a single payment, as described in Treasury Regulations § 1.409A-2(b)(2)(iii).
Notwithstanding the foregoing, benefits under the Plan may not be distributed earlier than the first of the following events to occur:
(i)	the Participant’s Separation from Service;

(ii)	the date the Participant becomes Disabled;

(iii)	the Participant’s date of death;

(iv)	the time(s) specified by the Participant in his or her deferral election, subject to such requirements as the Plan Administrator may impose consistent with Code Section 409A;

(v)	a Change in Control of the Company; or

(vi)	the occurrence of an Unforeseeable Emergency.

If a payment under the Plan is to be made on account of an event specified by the Participant, such payment shall be made within 30 days following the occurrence of such event.
(c) Notwithstanding the foregoing:
(i) all benefits under the Plan shall be distributed to all Participants upon the occurrence of a Change in Control of the Company;
(ii) a distribution payable on account of a Separation from Service to a Participant who is a Specified Employee shall not be made sooner than 6 months after the date of his or her Separation from Service for any reason or, if earlier, his or her death;
(iii) an Officer shall not receive a distribution of shares of IDEXX Stock on account of his or her Separation from Service sooner than 12 months after the date of such Separation from Service or, if earlier, upon his or her death;
(d) A Participant’s election as to the distribution of compensation previously deferred may be modified only subject to the following requirements:
(i) no change in a distribution election may take effect until 12 months after the date on which the change in election is made;
(ii) a Participant may not modify an election to receive a fixed schedule of payments within 12 months of the first scheduled payment date, and
(iii) a change in a Participant’s distribution election must defer the date of the distribution by at least 5 years from the date the distribution would otherwise have been made.
(e) Upon application by the Participant, if the Plan Administrator determines that a Participant has experienced an Unforeseeable Emergency, the Plan Administrator may authorize the distribution of all or a portion of the Participant’s benefit under the Plan. The amount distributed with respect to the Unforeseeable Emergency must not exceed the amounts reasonably necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
ARTICLE V
ADMINISTRATIVE PROCEDURES
Section 5.1 GENERAL. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall establish such procedures and rules as he or she, in his or her sole discretion, shall deem appropriate regarding the making of deferral and distribution elections, the Investment Accounts for valuing Account Balances, reallocation of Account Balances among Investment Accounts, statements of Account Balances, and other administrative items for this Plan, in all events consistent with the written terms of the Plan and Section 409A of the Code.
Section 5.2 PLAN INTERPRETATION. The Plan Administrator shall have the authority and responsibility to interpret and construe the Plan and to decide all questions arising thereunder, including without limitation, questions of eligibility for participation, eligibility for Deferrals, the amount of Account balances, and the timing of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan only to the extent the Plan Administrator shall determine, in his or her sole discretion, to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law, including, without limitation, Code Section 409A. In no event shall the Plan Administrator use its authority or discretion to accelerate the timing of benefit distributions under the Plan.

Section 5.3 RESPONSIBILITIES AND REPORTS. The Plan Administrator may, pursuant to a written instruction, name other persons to carry out specific responsibilities. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.
ARTICLE VI
CLAIMS PROCEDURE
Section 6.1 DENIAL OF CLAIM FOR BENEFITS. Any denial by the Plan Administrator of any claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Plan Administrator and delivered or mailed to the Participant or Beneficiary. The Plan Administrator shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the final decision. The notice of the Plan Administrator’s decision shall be written in a manner calculated to be understood by the claimant and shall include (i) the specific reasons for the denial, including, where appropriate, references to the Plan, (ii) any additional information necessary to perfect the claim with an explanation of why the information is necessary, and (iii) an explanation of the procedure for perfecting the claim.
Section 6.2 APPEAL OF DENIAL. The claimant shall have 60 days after receipt of written notification of denial of his or her claim in which to file a written appeal with the Plan Administrator. As a part of any such appeal, the claimant may submit issues and comments in writing and shall, on request, be afforded an opportunity to review any documents pertinent to the perfection of his or her claim. The Plan Administrator shall render a written decision on the claimant’s appeal ordinarily within 60 days of receipt of notice thereof but, in no case, later than 120 days.
ARTICLE VII
FUNDING
Section 7.1 FUNDING. The Company shall not be obligated to segregate or hold separately from its general assets any amounts credited to the Investment Accounts for Participants, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan, including Deferrals and earnings thereon. Any assets which the Company segregates, holds separately or funds in advance shall belong to the Company and the Participants shall have no beneficial or ownership interest therein.
Section 7.2 BENEFITS UNSECURED. All Participants and Beneficiaries shall be treated as general, unsecured creditors of the Company with respect to any amounts credited to the Investment Accounts.
ARTICLE VIII
AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate the Plan at any time by action of the Board or the Compensation Committee thereof; provided, however, that the Vice President — Human Resources may approve amendments to the Plan that are primarily technical or administrative in nature (such as amendments that are necessary to bring the Plan into formal compliance with applicable law and do not materially alter the design or benefit structure of the Plan). Notwithstanding the foregoing, no such amendment or termination shall reduce any Participant’s Account Balance as of the date of such amendment or termination, or accelerate the distribution of benefits to any Participant. Any distributions made in connection with the termination of the Plan shall be made: (a) not sooner than the last day of the 12th month after the termination date, (b) not later than the 24th month after the termination date, and (c) in all other ways in accordance with all applicable requirements of Section 409A of the Code.

ARTICLE IX
MISCELLANEOUS
Section 9.1 NO EMPLOYMENT CONTRACT. The establishment or existence of the Plan shall not confer upon any individual the right to continued employment.
Section 9.2 NON-ALIENATION. No amounts payable under the Plan shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation.
Section 9.3 GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Maine to the extent not preempted by federal law.
Section 9.4 WITHHOLDING. The Company shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes required to be withheld pursuant to applicable law.
Section 9.5 INCAPACITY. If the Plan Administrator, in his or her sole discretion, deems a Participant or Beneficiary who is eligible to receive any payment hereunder to be incompetent to receive the same by reason of illness or any infirmity or incapacity of any kind, the Plan Administrator may direct the Company to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Plan Administrator to disburse the same for the benefit of the Participant or Beneficiary. Payments made pursuant to this Section shall operate as a discharge, to the extent thereof, of all liabilities of the Company, the Plan Administrator and the Plan to the person for whose benefit the payments are made.
Section 9.6 CONSTRUCTION OF TERMS. For purposes of the Plan, the singular shall include the plural, and vice versa and the masculine shall include the feminine.
Section 9.7 BINDING UPON SUCCESSORS. The liabilities under the Plan shall be binding upon any successor, assign or purchaser of the Company or any purchaser of substantially all of the assets of the Company.
Section 9.8 NO TRUST ARRANGEMENT. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company’s other general creditors. Nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan. The assets held in such a trust or beneficial arrangement shall be the property of the Company and the Participants shall have no beneficial or ownership interest therein other than the rights of an unsecured general creditor of the Company.
Approved on July 16, 2003
Restated on February 22, 2006
Restated on January 1, 2008